Exhibit 99.01


[Smart Chip Technologies Letterhead]

May 2, 2003



Dear SCTN Shareholders:

During the past year, the new Board and Management Team of Schimatic Cash Transactions Network, dba Smart Chip Technologies [OTC: SCTN], has made significant progress toward restructuring the Company for new growth. The corporate objectives of acquiring new working capital and building market traction through sustainable, recurring licensing revenues, together with achieving liquidity through Nasdaq Bulletin Board status from a successful 10-SB, are targeted at increasing shareholder value.

Chairman David Simon, Director Bernard McHale, and Director Richard Neal are working closely with new President and CEO Hiram Willis to complete the turnaround of the Company.

Smart Chip Technologies has reduced operating expenses by almost 90% through, among other means, the elimination of executives, financial advisors, and business development consultants who produced no revenues nor contracts for future revenue, many of whom accrued substantial compensation despite the lack of revenues. The new Board and Management is committed that all future compensation to management and employees will be based on their positive performance and achievement of tangible results that contribute to an increase in shareholder value. We have eliminated travel and operating expenses not directly focused on generating revenue or investment. The new SCTN management has also reorganized and significantly reduced the Company's past accruing debt structure through a series of new note issues, in order to stop the ever-growing debt and increase the balance sheet attractiveness of the Company.

The new management team, focused on completing our current SEC filings, is requiring an intense administrative process that includes:

     * Filing overdue state payroll returns for several states, as well as IRS payroll tax reports, dating back to the year 2000.

     *    Re-instating corporate good standing that had expired.

     *    Protecting critical trademarks and Internet domain names.

     * Taking steps to protect the patents and software from numerous creditors.

     * Working with the IRS to settle outstanding payroll taxes accrued but unpaid on former salaries.

Concurrent with a new revenue-focused strategy, SCTN has embarked on a program to introduce SCTN to independent investor groups. The promotion to Nasdaq Bulletin Board stock status, so that brokers can begin to quote SCTN stock, requires completion of the current audit and certain SEC filings. Our current reports are being completed, with all required modifications, to be ready for submission to the SEC after the completion of the Company's 2001 and 2002 audits. Finances to pay for the completion of the 2001 and 2002 audits have been arranged, and the audit is scheduled to start next week.

We are now concentrating on achieving financial liquidity through licensing revenues and investment capital. Potential bridge and long-term investors have been identified, and are considering the progress of SCTN's path to liquidity (SEC regulatory filings) and smart card marketplace traction through revenues.

We hope to establish recurring revenues upon licensing the SCTN loyalty patents and pre-licensing the SCTN loyalty system until the anticipated software launch in the fourth quarter of 2003.

     * Loyalty Patent Licensing - A new patent licensing model and contracts have been developed, positioning the patent as a strategic marketing advantage for potential clients. In addition, several proposals tailored to specific vertical and geographic markets have been launched and patent licensing discussions are currently underway to sign these agreements.

Letter to SCTN Shareholders                                          May 2, 2003
--------------------------------------------------------------------------------

     * Loyalty Software System Licensing and Status - Product licensing contracts have been developed to serve as advance purchase orders, and product development is progressing without consuming any cash resources.

Although several contingency fee-based law firms have been contacted to secure legal patent enforcement support, our new "patent as a product" revenue strategy allows SCTN to pursue patent licensing revenue outside of lawsuits. As the end-to-end loyalty program management solution of e-llegiance(TM) and LoyaltyCentral(TM) becomes available, defending SCTN's "gateway" patents with lawsuits will become an increasingly important strategy for revenue and market protection.

The Board has now repositioned the Company by bringing in experienced management and leadership for the emerging, global smart card industry. Joining us in February 2003, Mr. Willis has a background in corporate financial engineering, which SCTN required for growth. His associations with major smart card leaders and corporate relationships throughout North America and Asia, as well as the Japanese Smart Card Kiritsu, create immediate value and leverage for Smart Chip Technologies. A month ago, the Company contracted international smart card marketing executive, Stephen Reinhard, to expand SCTN's market share on a commission-only basis.

An award winning turnaround CEO, Mr. Hiram Willis has been both an INC 500 President (#401) and New York Fortune 50 (#13) President and brings 23 years of successful business, financial, and marketing expertise to SCTN. Mr. Willis has had significant leadership responsibilities and positions in such high technology companies as Cymbolics Sciences International, Inc., Storage Concepts, Inc., Voice Technologies Group, Inc., Visualize Video Corporation, and Cygron USA. Mr. Willis holds an AMBA and MBA in Finance from the P.F. Drucker Graduate School of Management, Claremont Graduate University, and a BS in Electrical Engineering from the University of Southern California. He is published and lectures on business and marketing strategies for emerging markets, financial strategies for early-stage companies, and valuations for new ventures. Mr. Willis serves as a board member and business advisor to several venture capital firms.

Mr. Stephen Reinhard was previously Director, Smart Cards, Canada and Director, Partnerships and Alliances for Giesecke & Devrient America Inc.; and Director, Channel Partners for smart card firm Labcal Technologies Inc. of Quebec, Canada.

In closing, a significant turnaround of the Company has been launched since last summer, particularly in the first quarter of 2003. SCTN is committed to maintaining this momentum. Most of the adverse operating conditions have been eliminated. SCTN is focused on revenues and shareholder value milestones, and we believe that the company has overcome most of the major operating obstacles inhibiting its path to success.

SCTN will endeavor to publish regular updates and newsworthy information as events warrant. You may stay informed through the SCTN website (www.sctn.com) for the latest accomplishments, and please send your email address to Investors@sctn.com if you do not already receive our Company news electronically.

Very best regards,

/s/ David J. Simon
David J. Simon
Chairman of the Board and Chief Product Architect
SCHIMATIC Cash Transactions Network.com, Inc.

Any statements contained in this letter that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

                                     Page 2